Exhibit 99.1

FOR IMMEDIATE RELEASE

Company Contact:

Michael W. Katz

President and CEO

Perfumania Holdings, Inc.

(631) 866-4156

Perfumania Holdings, Inc. Receives Bank Waivers, NASDAQ Notice

Bellport, NY May 27, 2009 — Perfumania Holdings, Inc. (NASDAQ: PERF) announced that its bank lenders have waived the financial covenant defaults under its senior credit facility. In addition, certain amendments were made to the credit facility to better align its provisions to the Company’s current business situation. The Company is filing the waiver and amendment agreement on Form 8-K with the Securities and Exchange Commission and encourages investors to read the complete terms of that agreement.

Separately, the Company announced that it had received a notice from The NASDAQ Stock Market (“NASDAQ”) advising that, because the Company did not file its Form 10-K for the fiscal year ended January 31, 2009 (“fiscal 2008”) by the due date, it is not in compliance with NASDAQ Listing Rule 5250(c)(1), which requires timely filing of all required periodic financial reports with the Securities and Exchange Commission (“SEC”). NASDAQ has provided the Company 60 calendar days to submit a plan to regain compliance.

The Company did not file the Form 10-K by the due date because it has not finalized the calculations required to determine whether a valuation reserve against deferred tax assets is required and, if so, the amount, and has not resolved the accounting recognition required for certain other matters, so as to enable the Company to finalize its consolidated financial statements for fiscal 2008. The Company is filing a Form 8-K with the SEC providing substantial information about its results of operations for fiscal 2008. The Company is working to file the Form 10-K as soon as possible, and will submit a plan to regain compliance to NASDAQ if necessary. If the Company submits such a plan, NASDAQ may allow up to 180 days from the due date for the Form 10-K to regain compliance.

The NASDAQ notice has no effect on the listing of the Company’s common stock at this time.

Forward Looking Statements

This press release includes statements regarding the Company’s filing of its Form 10-K for fiscal 2008 and the actions it will take to address the NASDAQ notice, which are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by those forward-looking statements. Among the factors that could cause our actual results performance to differ materially from those described or implied in the forward-looking statements is that we may not be able to resolve the remaining issues to prepare and audit our consolidated financial statements for fiscal 2008 in a timely manner so as to permit filing of the Form 10-K.